                                                                      Exhibit 11

                             Blue Wave Systems Inc.

                   Computation of Per Share Net Income (Loss)

                For the Years Ended June 30, 2000, 1999 and 1998
                    (in thousands, except per share amounts)

                                                                                         2000       1999        1998
                                                                                      --------   --------    ---------
Basic Net Income (Loss) Per Share:
     Net income (loss) applicable to common stock                                     $  2,837   $ (2,023)   $ (11,454)
                                                                                      ========   ========    =========

     Weighted average shares outstanding                                                14,804     13,076       12,684

Basic net income (loss) per share                                                       $ 0.19   $  (0.15)   $   (0.90)
                                                                                      ========   ========    =========

Diluted Net Income (Loss) Per Share:
     Total weighted average shares from above                                           14,804     13,076       12,684

     Weighted average of options and warrants outstanding                                  929        N/A          N/A
     Weighted average exercised options and warrants outstanding for portion
        of period, net of equivalent shares purchased at average fair market value         406        N/A          N/A
     Effect of using option proceeds to repurchase common stock at average
       fair market value                                                                  (203)       N/A          N/A
                                                                                      --------   --------    ---------
                      Other dilutive securities                                          1,132         --           --
                                                                                      --------   --------    ---------
     Weighted average diluted shares outstanding                                        15,936     13,076       12,684
                                                                                      --------   --------    ---------

Net income (loss)                                                                     $  2,837   $ (2,023)   $ (11,454)
                                                                                      ========   ========    =========

Diluted net income (loss) per share                                                   $   0.18   $  (0.15)   $   (0.90)
                                                                                      ========   ========    =========